CONESTOGA FUNDS

CODE OF CONDUCT FOR

PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

I.

Covered Officers/Purpose of the Code

This Code of Conduct (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer of Conestoga Funds (“Conestoga”) (the “Covered Officers”), each of whom is set forth in Exhibit A, for the purpose of promoting:

1.

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in Conestoga’s other public communications;

3.

Compliance with applicable laws and governmental rules and regulations;

4.

The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.

Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A.

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, Conestoga.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with Conestoga.

Certain conflicts of interest that could arise out of the relationships between Covered Officers and Conestoga already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with Conestoga because of their status as “affiliated persons” of Conestoga.  Conestoga’s and its adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise or result from the contractual relationship between Conestoga and the adviser and the administrator, whose officers or employees also serve as Covered Officers.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for Conestoga or for the adviser or the administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser, the administrator and Conestoga.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the adviser, the administrator and Conestoga and is consistent with the performance by the Covered Officers of their duties as officers of Conestoga.  Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.  In addition, Conestoga’s Board of Trustees (the “Board”) recognizes that the Covered Officers also may be officers or employees of one or more other investment companies covered, or that could become covered, by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of Conestoga.

B.

Each Covered Officer must:

1.

Not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by Conestoga whereby the Covered Officer would benefit personally to the detriment of Conestoga;

2.

Not cause Conestoga to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of Conestoga;

3.

Report at least annually outside business affiliations or other relationships (e.g., officer, director, governor, trustee, part-time employment) other than his or her relationship to Conestoga, the adviser or the administrator.

C.

There are some conflict of interest situations that may be discussed with the Compliance Officer who, for purposes of this Code, shall be the Compliance Officer of Conestoga Capital Advisors, LLC (Conestoga’s investment adviser), if material.  Examples of these include:

1.

Service as a director on the board of any public or private company;

2.

The receipt, as an officer of Conestoga, of any gift in excess of $100;

3.

The receipt of any entertainment from any company with which Conestoga has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

4.

Any ownership interest in, or any consulting or employment relationship with, any of Conestoga’s service providers, other than its adviser, principal underwriter, administrator or any affiliated person thereof; or

5.

A direct or indirect financial interest in commissions, transaction charges or spreads paid by Conestoga for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.

Disclosure and Compliance

A.

Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to Conestoga.

B.

Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about Conestoga to others, whether within or outside Conestoga, including to the Board and auditors, and to governmental regulators and self-regulatory organizations.

C.

Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of Conestoga, the adviser and the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents Conestoga file with, or submit to, the SEC and in Conestoga’s other public communications.

D.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.

Reporting and Accountability

A.

Each Covered Officer must:

1.

Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

2.

Annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

3.

Not retaliate against any other Covered Officer or any employee of Conestoga or its affiliated persons for reports of potential violations that are made in good faith; and

4.

Notify the Compliance Officer promptly if he or she knows of any violation of this Code.  Failure to do so is itself a violation of this Code.

B.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The Board, or an appropriate committee thereof, shall consider any requests for waivers from this Code.  To the extent required, Conestoga shall disclose any such waivers, as provided by SEC rules.

C.

Conestoga will adhere to the following procedures in investigating and enforcing this Code:

1.

The Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

2.

If, after such investigation, the Compliance Officer believes that no violation has occurred, no further action is required;

3.

Any matter that the Compliance Officer believes is a violation shall be reported to the Board or the appropriate committee; and

4.

If the appropriate committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the adviser or the administrator or their management; or a recommendation to dismiss or impose other appropriate sanctions on, the Covered Officer.

V.

Other Policies and Procedures

This Code shall be the sole code of conduct adopted by Conestoga for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies relating to that section.  Insofar as other policies or procedures of Conestoga, Conestoga’s adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  Conestoga’s and its adviser’s Codes of Ethics under Rule 17j-1 under the 1940 Act and the adviser’s insider trading policies are separate policies that apply to the Covered Officers and others, and are not part of this Code.

VI.

Approval and Amendments

A majority of the Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of Conestoga (the “Independent Trustees”), shall initially approve this Code and any amendments thereto, other than amendments to Exhibit A.  To the extent required, Conestoga shall disclose any changes to this Code, as provided by SEC rules.

VII.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board; Conestoga’s officers, adviser, administrator or counsel; or counsel to the Independent Trustees.

VIII.

Internal Use

The Code is intended solely for the internal use by Conestoga and does not constitute an admission, by or on behalf of Conestoga, as to any fact, circumstance, or legal conclusion.

Adopted:

October 30, 2003

Exhibit A

Persons Covered by this Code of Conduct

1.

Principal Executive Officer: W. Christopher Maxwell, Chairman and Chief Executive Officer

2.

Principal Financial Officer: Robert M. Mitchell, Treasurer

Effective as of October 30, 2003

Exhibit B

Acknowledgement

Pursuant to the requirements of the Code of Conduct adopted by Conestoga Funds (the “Code”), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere and abide by the letter and spirit of its provisions.

Signature:

Print Name:

Date:

Exhibit C

Annual Certification

Pursuant to the requirements of the Code of Conduct adopted by Conestoga Funds (the “Code”), I hereby acknowledge and affirm that since the date of the last annual certification given pursuant to the Code, I have complied with all requirements of the Code.

Signature:

Print Name:

Date: